Exhibit 5.1

[Letterhead of Fox Rothschild LLP]

December 23, 2016

BIO-Key International, Inc.

3349 Highway 138

Building A, Suite E

Wall, New Jersey 07719

Gentlemen:

We have acted as counsel to BIO-Key International, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), of a Registration Statement on Form S-1 (the "Registration Statement"), relating to the offer and sale of up to 71,200,000 shares of common stock, $.0001 par value per share (the “Common Stock”), of the Company which may be offered and sold from time to time by the selling stockholders identified in the Registration Statement. The Shares consist of: (i) 6,200,000 outstanding shares of Common Stock (the “Outstanding Shares”), (ii) 30,000,000 shares of Common Stock (the “Series A-1 Convertible Shares”) issuable upon conversion of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”), (iii) and 35,000,000 shares of Common Stock (the “Series B-1 Convertible Shares”, and together with the Series A-1 Convertible Shares, the “Convertible Shares”) issuable upon the conversion of shares of Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”).

As counsel to the Company, we have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, including the resolutions of the Company's board of directors and other records relating to the authorization, sale, and issuance of the Shares, communications or certifications of public officials, certificates of officers, directors and representatives of the Company and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that: (i) the Outstanding Shares described in the Registration Statement have been duly authorized, are validly issued, fully paid and non-assessable; and (ii) the Convertible Shares to be issued by the Company as described in the Registration Statement have been duly authorized, and, when issued in accordance with the terms and conditions of the Certificates of Designation of the Series A-1 Preferred and Series B-1 Preferred, will be validly issued, fully paid and non-assessable.

Our opinion expressed herein is limited to the laws of the State of Delaware.

BIO-Key International, Inc.

This opinion letter has been prepared for your use in connection with the offer and sale of the Shares, speaks as of the date the Registration Statement is declared effective by the Securities and Exchange Commission, and we assume no obligation to advise you of any changes in the foregoing subsequent to that date.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Fox Rothschild LLP